PLEDGE AGREEMENT (this "Pledge Agreement"), dated as of February 23, 1995, between MAVERICK ENTREPRENEURS FUND, LTD. ("Pledgor"), and LEHMAN BROTHERS FINANCE S.A. ("Pledgee").

Pledgor and Pledgee have entered into a Loan Agreement of even date herewith (together with all Schedules, Exhibits and Annexes thereto, the "Loan Agreement"), pursuant to which Pledgor has certain payment obligations to Pledgee. Pledgor and Pledgee also have entered into a Transaction and an ISDA Master Agreement of even date herewith (together with all Schedules, Exhibits and Annexes thereto, the "Master Agreement"), pursuant to which Pledgor may have certain payment obligations to Pledgee. Pledgor is required to deliver collateral as security for its obligations under the Loan Agreement, the Master Agreement (together, the "Agreement") and the Transaction in accordance with the provisions of this Pledge Agreement. This Pledge Agreement supplements, forms part of, and is subject to, the Agreement, is part of the Master Agreement Schedule and is a "Credit Support Document" under the Master Agreement with respect to Pledgor.

Accordingly, the parties agree as follows:

1. CERTAIN DEFINITIONS. Unless otherwise defined in this Pledge Agreement, capitalized terms used herein shall have the meaning assigned to them in the Agreement or the Confirmation. In addition, as used in this Pledge Agreement, the following terms will have the following meanings:

     "Collateral" means (i) 300,000 shares of Sterling Software, Inc. common stock (the "Underlying Shares"), and (ii) that certain Put Option Transaction entered into on February 23, 1995, between Pledgor as Buyer and Pledgee as Seller with respect to the Underlying Shares.

     "New York Business Day" means a day on which commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) in New York City.

     "Relevant System" means (i) The Depository Trust Company in New York, New York, (ii) the Euroclear System, operated by Morgan Guaranty Trust Company, New York, Brussels branch, (iii) CEDEL S.A., Luxembourg or (iv) such other clearing organization or book-entry system as is specified in Schedule A to this Pledge Agreement (which Schedule may be added to by Pledgee at any time without the consent of Pledgor).

     "Upfront Collateral" means the amount specified as such in the relevant Confirmation.

2. PLEDGE. To margin, guarantee and secure all obligations due or that may become due from Pledgor to Pledgee or its affiliates under the Agreement, the Transaction or otherwise ("Obligations"), Pledgor hereby pledges, assigns, transfers and grants to Pledgee a first lien on, and a security interest in, the Collateral.

3. FORM OF COLLATERAL. (a) With respect to any of the Collateral available in definitive, certificated form, Pledgor shall deliver (as instructed by Pledgee) to Pledgee or to

Lehman Brothers Inc. ("Lehman"), Lehman Government Securities Inc. or such other entity as Pledgee shall designate, as agent for Pledgee, the certificates for such Collateral in suitable form for transfer or accompanied by duly executed instruments of transfer or appropriate undated powers of assignment thereof duly executed in blank. All deliveries of certificated securities shall be made to Pledgee at the Cage, One Battery Park Plaza, 2nd Floor, New York, New York 10004 USA or such other location as Pledgee shall designate.

     (b) With respect to any Collateral consisting of securities or interests in securities held in accounts in a Relevant System:

          (i) Pledgor shall furnish to Pledgee a list of such Collateral by title (or series), and, if relevant, quantity, unpaid principal amount and maturity date and shall transfer or cause to be transferred such Collateral from its (or its representative's) account at that Relevant System to an account at that Relevant System of Lehman or such other entity as Pledgee shall designate, acting as agent for the Pledgee, which account shall be designated as "Lehman-Customer Collateral Account."

          (ii) Pledgee shall cause such Collateral to be held in the "Lehman-Customer Collateral Account" and shall cause Lehman or such other designated person to clearly identify on its books and records the securities or interests in securities pledged by Pledgor that are held in such account.

          (iii) In connection with any transfer of such Collateral pursuant to this Pledge Agreement, (1) the party making (or whose agent is making) the transfer shall cause the other party to receive, by facsimile transmission, courier or certified mail, a copy of the debit statement issued by that Relevant System relating to such transfer and (2) the party receiving (or whose agent is receiving) the transfer shall cause the other party to receive, by facsimile transmission, courier or certified mail, a copy of the credit statement issued by that Relevant System relating to such transfer.

     (c) With respect to all types of Collateral, (i) Pledgor shall take all actions necessary to create a first priority lien and perfected security interest in such Collateral in favor of Pledgee and (ii) all actions required or authorized to be taken by Pledgee under this Pledge Agreement may be taken by any affiliate of Pledgee.

4.   DISTRIBUTIONS, ETC.
     (a) If, while this Pledge Agreement is in effect, Pledgor shall become entitled to receive or shall receive:

          (i)  any principal payment in respect of the Collateral, or

          (ii) any debenture, other debt instrument, stock certificate, option, right, other security or other property including cash, as an addition to, in substitution of, or in exchange for any of the Collateral, whether or not in connection with any reclassification, recapitalization, increase or reduction of capital, reorganization, merger, consolidation, liquidation or dissolution of the issuer of the Collateral, Pledgor agrees to accept the same as Pledgee's agent and to hold the same in trust on behalf of Pledgee and to deliver the same forthwith to Pledgee in the exact form received and in compliance with the terms of Section 3, as additional Collateral for the Obligations.

     (b) Except as provided in subsection (d) below, Pledgor shall be entitled to receive (and to the extent the same come into possession of Pledgee or its agents, Pledgee shall promptly remit to the order of Pledgor) any dividends or interest paid in cash in respect of the Collateral consisting of securities. Pledgee shall have no duty, however, to collect such payments.

     (c) If on any date on which such dividends or such interest would otherwise be payable to Pledgor, any Event of Default or Potential Event of Default exists under the Agreement in respect of Pledgor or any default by Pledgor exists under this Pledge Agreement, such dividends or such interest shall be delivered to the Pledgee (or, if in the possession of Pledgee, retained by Pledgee) in compliance with the terms of Section 3 as additional Collateral.

5.   RIGHTS OF PLEDGEE.

     (a) Pledgee shall not be liable for failure to collect or realize upon the Obligations or any Collateral, security or guarantee therefor, or any part thereof, or for any delay in so doing, nor shall it be under any obligation to take any action whatsoever with regard thereto. Any or all of the Collateral held by Pledgee hereunder may, without notice, be registered in the name of Pledgee or its nominee. Pledgee or its nominee may thereafter, without notice, exercise any and all rights of conversion, exchange, subscription or any other rights, privileges or options with respect to such Collateral as if it were the absolute owner thereof, including, without limitation, the right to vote on any bankruptcy plan of reorganization or debt restructuring, the right to exchange at its discretion any and all of such Collateral upon the merger, consolidation, reorganization, recapitalization or other readjustment of the issuer thereof or upon the exercise by any such issuer or Pledgee of any right, privilege or option pertaining to any of such Collateral, and in connection therewith to deposit and deliver any and all of such Collateral with any committee, depository, transfer agent, registrar or other designated agency upon such terms and conditions as it may determine, all without liability except to account for property actually received by it, but Pledgee shall have no duty to exercise any of the aforesaid rights, privileges or options and shall not be responsible for any failure to do so or delay in so doing.

     (b) Pledgor hereby agrees and acknowledges that Pledgee shall have the right, without obtaining further consent of Pledgor, to sell, repledge, rehypothecate, reassign, as well as enter into repurchase transactions (collectively, "Repurchase Transactions") with respect to any of the Collateral, or direct Lehman, Lehman Government Securities, Inc. or such other entity as Pledgee designates, as its agent, to enter into any such Repurchase Transactions using the Collateral during any period in which this Pledge Agreement remains in effect. Notwithstanding the foregoing, Pledgee's right to enter into Repurchase Transactions with Collateral under this Section 5 shall in no way relieve Pledgee of its obligation to redeliver such Collateral to Pledgor under the terms and in the timely manner provided for in this Pledge Agreement.

6.   REMEDIES.

     (a) In the event that (i) any portion of the Obligations has become due and payable and has not been paid, (ii) an Event of Default has occurred under the Agreement with respect to Pledgor or (iii) Pledgor has failed to perform an obligation under the Pledge Agreement, then

          (I) Pledgee may forthwith collect the Collateral, or any part thereof, or may sell, assign, exercise, give options to purchase, contract to sell or otherwise dispose of and deliver the Collateral, or any part thereof, in one or more parcels at public or private sale or sales, at any exchange, broker's board or at any of Pledgee's offices or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk, without advertisement or demand upon Pledgor, both of which are hereby waived, except Pledgee shall provide Pledgor with notice on the day of any such sale (which may be a telex, telegram, telecopy or other similar facsimile transmission and each of which Pledgor hereby agrees is reasonable notice within the meaning of
     Section 9-504(3) of the Uniform Commercial Code as in effect in New York) of Pledgee's intention to make any such sale, with the right to Pledgee upon any such sale or sales, public or private, to purchase the whole or any part of such Collateral so sold, free of any right or equity of redemption in Pledgor, which right or equity is hereby expressly waived or released; Pledgor recognizes that Pledgee may be unable to effect a public sale of any or all the Collateral and may be compelled to resort to one or more private sales thereof, and Pledgor acknowledges and agrees that any such private sale may result in prices and other terms less favorable to Pledgee than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner; and

          (II) in the case of Collateral consisting of securities, Pledgor shall irrevocably instruct, and hereby irrevocably instructs, Pledgee to transfer such Collateral to Lehman Brothers Inc., and shall irrevocably instruct, and hereby irrevocably instructs, Lehman Brothers Inc. to liquidate the Collateral for the account of Pledgor in the manner set forth in Section 6(b)(I) above, and to pay to Pledgee the proceeds of such liquidation to be applied in the manner set forth in Section 6(c) below, all in accordance with the letter agreement the form of which is attached hereto as Exhibit 1.

     (b) In the event that (i) any portion of the Obligations has become due and payable and has not been paid, (ii) an Event of Default has occurred under the Agreement with respect to Pledgor or (iii) Pledgor has failed to perform an obligation under the Pledge Agreement, then Pledgee may apply the net proceeds of any Collateral as follows:

          (i) first, to pay all costs and expenses, (including attorney's fees and expenses), incurred by or on behalf of Pledgee in or incidental to the care or safekeeping of the Collateral or enforcement of its rights with respect to the Collateral or in any way relating to the rights of Pledgee under this Pledge Agreement;


          (ii) second, to pay interest in respect of any of the Obligations;

          (iii)     third, to pay the Obligations; and

          (iv) fourth, only after the amounts required for (i), (ii) and (iii) of this paragraph (b) shall have been fully paid and after the payment by Pledgee of all other amounts required by any provision of law, to pay the surplus, if any, to Pledgor.

In addition to the rights and remedies granted to it in this Pledge Agreement and in any other instrument or agreement securing, evidencing or relating to any of the Obligations, Pledgee shall have all rights and remedies of a secured party under the Uniform Commercial Code of the State of New York and any other applicable law. Pledgor shall be liable for the deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay all amounts to which Pledgee is entitled and the fees of any attorneys employed by Pledgee to realize upon such Collateral and collect such deficiency.

7. REPRESENTATIONS AND WARRANTIES OF PLEDGOR. To induce Pledgee to enter into the Loan Agreement with Pledgor, including this Pledge Agreement, Pledgor represents to and agrees with Pledgee that:

     (a) Pledgor has and will receive an economic benefit from the Transactions the Obligations under which are secured by the pledge of Collateral hereunder, in an amount at least equal to the amount secured by the Collateral;

     (b) Pledgor is and will be the legal and beneficial owner of, and have good and marketable title to, the Collateral;

     (c) the Collateral (or any proceeds) is not and will not be subject to any pledge, lien, mortgage, hypothecation, security interest, charge, option, or any agreement purporting to grant such an encumbrance in the Collateral or property or assets of Pledgor which would include any Collateral, or any other encumbrance whatsoever (collectively, "Liens"), except the lien and security interest in favor of Pledgee created by this Pledge Agreement; and

     (d) the pledge, assignment and delivery of the Collateral pursuant to this Pledge Agreement will create a valid first lien on and a perfected first priority security interest in the Collateral as such Collateral is delivered to Pledgee, and the proceeds thereof, free and clear of all Liens.

The representations made herein shall be made and deemed to be repeated at the times at which the representations of Pledgor in Article III of the Loan Agreement and Section 3 of the Master Agreement are made and deemed to be repeated and at each time Collateral is required by this Pledge Agreement to be delivered by Pledgor.

8.   AGREEMENTS OF PLEDGOR.  Pledgor covenants and agrees that:

     (a) without the prior written consent of Pledgee, it will not sell, assign, transfer, exchange, or otherwise dispose of or grant any option with respect to, the Collateral, nor will it create, incur or permit to exist any Lien on the Collateral or any interest therein, or any proceeds thereof, except for the lien and security interest provided for by this Pledge Agreement; and

     (b) so long as any Collateral is pledged pursuant to this Pledge Agreement it will defend Pledgee's right, title and security interest in and to the Collateral and the proceeds thereof against the claims and demands of all persons whomever.

9. SPECIFIC PERFORMANCE. If Pledgee shall determine to exercise its right to sell any or all of the Collateral pursuant to Section 6, Pledgor agrees to do or cause to be done all such acts and things as may be reasonably necessary to make such sale or sales of any portion or all of the Collateral valid and binding and in compliance with any and all courts, arbitrators or governmental instrumentalities, domestic or foreign, having jurisdiction over any such sale or sales, all at Pledgor's expense; provided, however, that Pledgor shall not be required to take such actions as shall enable the Collateral to be registered for trading on any exchange on which it is not then traded. Pledgor further acknowledges and agrees that a failure to comply with its obligations under this
Section 9 will cause substantial damage to Pledgee.

10. FURTHER ASSURANCE. Pledgor agrees that at any time and from time to time upon the written request of Pledgee, Pledgor will execute and deliver such further documents (including without limitation Uniform Commercial Code Financing Statements) and do such further acts and things as Pledgee may reasonably request in order to effect the purposes of this Pledge Agreement.

11. SEVERABILITY. In case any one or more of the provisions contained in this Pledge Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained in this Pledge Agreement shall not as a result in any way be affected or impaired. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid, legal and enforceable provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

12. WAIVER; CUMULATIVE REMEDIES. A failure or delay in exercising any right, power or privilege in respect of this Pledge Agreement will not be presumed to operate as a waiver, and a single or partial exercise of any right, power or privilege will not be presumed to preclude any subsequent or further exercise, of that right, power or privilege or the exercise of any other right, power or privilege. The rights and remedies provided in this Pledge Agreement are cumulative and may be exercised singly or concurrently, and are not exclusive of any rights or remedies provided by law.

13. TRANSFER. Neither this Pledge Agreement nor any interest or obligation in or under this Pledge Agreement may be transferred by any party except in conformity with the provisions of Section 7.03 of the Loan Agreement and Section 7 of the Master Agreement.

14.  SUCCESSORS; AMENDMENTS.

     (a) This Pledge Agreement and all obligations of Pledgor hereunder shall be binding upon the successors and assigns of Pledgor and shall, together with the rights and remedies of Pledgee hereunder, inure to the benefit of Pledgee and its respective successors and assigns.

     (b) No amendment, modification or waiver in respect of this Pledge Agreement will be effective unless in writing and executed by each of the parties or confirmed by an exchange of telexes.

     15.  GOVERNING LAW; SUBMISSION TO JURISDICTION.

     (a) This Pledge Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to choice of law doctrine.

     (b) With respect to any suit, action or proceedings relating to this Pledge Agreement ("Proceedings") each party irrevocably (i) submits for itself and its property to the nonexclusive jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City and (ii) waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that any such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have jurisdiction over such party.

     (c) Each of the parties irrevocably appoints the Process Agent (if any) specified in the Agreement to receive for it and on its behalf, service of process in any Proceedings. If for any reason any party's Process Agent is unable to act as such, such party will promptly notify the other party and within 30 days appoint a substitute process agent acceptable to the other party. The parties irrevocably consent to service of process given in the manner provided for notices in this Pledge Agreement. Nothing in this Pledge Agreement will affect the right of either party to serve process in any other manner permitted by law.

     (d) Each party irrevocably waives, to the fullest extent permitted by applicable law, with respect to itself and its revenues and assets (irrespective of their use or intended use), all immunity on the grounds of sovereignty or other similar grounds from (i) suit, (ii) jurisdiction of any court, (iii) relief by way of injunction, order for specific performance or for recovery of property, (iv) attachment of its assets (whether before or after judgment) and
(v) execution or enforcement of any judgment to which it or its revenues or assets might otherwise be entitled in any Proceedings in the courts of any jurisdiction and irrevocably agrees, to the extent permitted by applicable law, that it will not claim any such immunity in any Proceedings.

16. NOTICES. Any notice hereunder will be sufficiently given if given in any manner and to the address set forth below:

     (a) if in writing and delivered in person or by courier, on the date it is delivered;

     (b)  if sent by telex, on the date the recipient's answerback is received;

     (c) if sent by facsimile transmission, on the date that transmission is received by a responsible employee of the recipient in legible form, which date shall be presumed to be the date sent if sent on a Local Business Day or, if not, the first Local Business Day following such transmission;

     (d) if sent by certified or registered mail (airmail, if overseas) or the equivalent (return receipt requested), on the date that mail is delivered or its delivery is attempted; or

     (e) if sent by electronic messaging system, on the date that electronic message is received, which date shall be presumed to be the date sent if sent on a Local Business Day or, if not, the first Local Business Day following such transmission, if to Pledgee, to

     Lehman Brothers Finance S.A., Attention: Financial Controller, 13, Route de Florissant, P.O. Box 280, 1211 Geneva 12, Switzerland (Telex No. 428345;
     Answerback:  SLBCH);  Telephone: 4122-789-0789; Telefax: 4122-789-1929; and

if to Pledgor, to

     Maverick Entrepreneurs Fund, Ltd., Attention: Shari Robertson, 8800 North Central Expressway, Suite 1300, Dallas, Texas 75206
     Telephone: 214-891-8341, Telefax: 214-891-8311

or at such other address as any party may notify to the others in writing.

IN WITNESS WHEREOF, the parties have caused this Pledge Agreement to be duly executed and delivered on the day and year first above written.

LEHMAN BROTHERS FINANCE S.A.            MAVERICK ENTREPRENEURS
                                        FUND, LTD.

By:                                     By:
   -------------------------               -------------------------

Title:                                  Title:
      ----------------------                  ----------------------


By:
   -------------------------

Title:
      ----------------------

                                                                    SCHEDULE  A


1.     ADDITIONAL RELEVANT SYSTEMS








2.    SOURCES FOR VALUING COLLATERAL IN THE FORM OF SECURITIES

                                                                      EXHIBIT 1

                          MAVERICK ENTREPRENEURS FUND, LTD.

Lehman Brothers Inc.
3 World Financial Center
New York, New York 10285-1200

Lehman Brothers Finance S.A.
13, Route de Florissant
P.O. Box 280
1211 Geneva 12
Switzerland

Gentlemen:

Reference is made to that certain Loan Agreement and Master Agreement (together, the "Agreement") between Lehman Brothers Finance S.A. ("LBF") and the
undersigned dated as of February   , 1995, and to that certain Pledge Agreement
between LBF and the undersigned dated as of February   , 1995.  Capitalized
terms used in this letter agreement shall have the meanings assigned to them in the Agreement or Pledge Agreement, as the case may be.

Pursuant to Section 6 of the Pledge Agreement, the undersigned hereby irrevocably instructs, if there occurs any Event of Default or Potential Event of Default under the Master Agreement with respect to Pledgor or any Credit Support Provider or Specified Entity of Pledgor, LBF to transfer to Lehman Brothers Inc. ("LBI") any Collateral not then held by LBI, and LBI to liquidate all Collateral in the form of securities and to pay to LBF the proceeds of such liquidation to be held or applied in accordance with the Pledge Agreement. By causing its authorized signatories to sign in the space provided below, LBF agrees to turn over the Collateral to LBI for the purpose of such liquidation and to release its pledge of the Collateral transferred to LBI upon payment to it by LBI of the liquidation proceeds of such Collateral.

The instructions herein shall be irrevocable so long as the Master Agreement is in effect, or any Collateral is held to secure the undersigned's obligations to LBF, or there are any Transactions outstanding between LBF and the undersigned. The parties agree that this letter agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

                                               Agreed to and accepted
Very truly yours,                              this ___ day of ___________, 1995

MAVERICK ENTREPRENEURS FUND, LTD.              LEHMAN BROTHERS FINANCE S.A.

By:                                            By:
   --------------------------                     -------------------------

Title:                                         Title:
      -----------------------                        ----------------------

Date:                                          LEHMAN BROTHERS INC.
     -----------------------

                                               By:
                                                  -------------------------

                                               Title:
                                                     ----------------------